Financial Security Assurance Holdings Ltd.
                           Computation of the Ratio of Earnings to Fixed Charges
                                     (in thousands except for ratios)

                            The information appearing below presents historical
                              consolidated financial results for the Company

                                                                                                                NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31                           SEPTEMBER 30,
                                              -----------------------------------------------------------    ---------------------
                                                 1993         1994        1995         1996        1997        1997        1998
                                              -----------   ---------   ---------   ----------   ---------   ---------   ---------
Earnings:
  Income before income taxes................  $  (163,866)  $  78,290   $  75,042   $  109,771   $ 138,499   $ 100,220   $ 116,747
  Interest Expense..........................          532         536          57        2,166       5,325       2,917       7,250
  Portion of rental expense deemed to be
    interest (1)............................        1,070       1,024       1,030        1,042       1,077         801         857
                                              -----------   ---------   ---------   ----------   ---------   ---------   ---------
      Earnings..............................  $  (162,264)  $  79,850   $  76,129   $  112,979   $ 144,901   $ 103,938   $ 124,854
                                              ===========   =========   =========   ==========   =========   =========   =========

Fixed Charges:
  Interest Expense..........................  $       532   $     536   $      57   $    2,166   $   5,325   $   2,917   $   7,250
  Portion of rental expense deemed to be
    interest (1)............................        1,070       1,024       1,030        1,042       1,077         801         857
                                              -----------   ---------   ---------   ----------   ---------   ---------   ---------
      Fixed Charges.........................  $     1,602   $   1,560   $   1,087   $    3,208   $   6,402   $   3,718   $   8,107
                                              ===========   =========   =========   ==========   =========   =========   =========
Ratio of Earnings to Fixed Charges..........      (2) N/M        51.2        70.0         35.2        22.6        28.0        15.4

(1) One third of rental expense is estimated to be representative of the interest factor.

(2) The 1993 earnings to fixed charges ratio is not meaningful due to the significant loss incurred in that year.